UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On January 31, 2014, MELA Sciences, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain funds managed by Sabby Management, LLC, the Company’s largest beneficial shareholder, and Broadfin Capital, LLC (collectively, the “Investors”), pursuant to which the Company agreed to sell (i) an aggregate of 12,300 shares of the Company’s Series A convertible preferred stock, par value $0.10 per share, with a stated value of $1,000 per share (the “Preferred Stock”), initially convertible into 14,642,857 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $0.84, and (ii) Common Stock purchase warrants (the “Warrants”) to purchase up to 13,297,297 shares of Common Stock for aggregate gross proceeds of $12.3 million. The Warrants have an exercise price of $0.74 per share, are immediately exercisable and have a term of five years. The number of shares issuable upon conversion of the Preferred Stock and exercise of the Warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar transactions. In connection with the financing, Broadfin Capital, LLC has been granted the right to designate one director to the Company’s Board of Directors, so as long as it retains 30% of its investment in the Preferred Stock or holds any Warrants, and the Investors have been granted rights of participation in future offerings of the Company’s securities for one year. As a condition of the financing, the Company’s directors have entered into subscription agreements pursuant to which the directors will purchase an aggregate of 202,703 shares of Common Stock, at a price of $0.74 per share, for aggregate gross proceeds of $150,000.

The Company has also agreed to grant the Investors resale registration rights with respect to the shares of Common Stock underlying the Preferred Stock and the Warrants pursuant to the terms of a Registration Rights Agreement (the “Registration Rights Agreement”). In addition to the registration rights, the Investors are entitled to receive liquidated damages upon the occurrence of a number of events relating to filing, getting effective and maintaining an effective registration statement covering the shares underlying the Preferred Stock and the Warrants, including the failure of the Company to file a resale registration statement within 20 days of the closing date of the transaction and the failure of the Company to have such resale registration statement declared effective by the Securities and Exchange Commission (the “SEC”) within 30 days of January 31, 2014. The liquated damages will be triggered by the occurrence of each of those events and each monthly anniversary thereof until cured. The amount of liquated damages payable is equal to 10% of the aggregate purchase price paid by each Investor for the first two events (and/or the monthly anniversary of an event), 7.5% of the aggregate purchase price paid by each Investor for the third event (and/or the monthly anniversary of an event), 2.5% of the aggregate purchase price paid by each Investor for the fourth event (and/or the monthly anniversary of an event), and 1% of the aggregate purchase price paid by each Investor for the next two events (and/or the monthly anniversary of an event), in all up to a total of 32% of the aggregate purchase price paid by each Investor.

The Company has agreed to pay placement fees of $778,000 and reimbursable expenses of up to $80,000 in respect of this transaction.

The Company intends to use the net proceeds for general corporate purposes, including working capital, and to pay any liquidated damages which may be incurred. The offering is expected to close on or about February 5, 2014, subject to the satisfaction of customary closing conditions.

The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption under Section 4(a)(2) of the Act for transactions of an issuer not involving a public offering, and may not be offered or sold in the United States absent registration with the SEC or an exemption from such registration requirements.

In connection with the execution of the Securities Purchase Agreement, the Company issued a press release on January 31, 2014. A copy of the press release is attached hereto as Exhibit 99.1

Item 3.02 — Unregistered Sales of Equity Securities

The information required by this item is incorporated by reference from Item 1.01 hereof.

Item 5.03 — Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 31, 2014, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware, pursuant to which the Company designated 12,300 shares of Preferred Stock, par value $0.10 per share, as Series A Convertible Preferred Stock (“Series A Preferred Stock”). Shares of Series A Preferred Stock have no voting rights other than certain limited protective provisions, and are only entitled to dividends if and to the extent any dividends are paid on the shares of the Company’s Common Stock. The Series A Preferred Stock is convertible into shares of Common Stock at an initial conversion rate of $0.84 per share, subject to adjustment in the event of stock splits, stock dividends, combinations of shares and similar transactions.

The description of terms and conditions of the Certificate of Designation, the form of Warrant, the form of Securities Purchase Agreement and the form of Registration Rights Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Certificate of Designation, the form of Warrant, the form of Securities Purchase Agreement and the form of Registration Rights Agreement, which are attached hereto as Exhibits 3.1, 4.1, 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: February 3, 2014	By:	/s/ Rose Crane
	Name:	Rose Crane
	Title:	Chief Executive Officer